Exhibit 99.1

FOR IMMEDIATE RELEASE TUESDAY, AUGUST 15, 2006
Contact: David J. Vander Zanden President / CEO	Mary Kabacinski EVP / CFO
920-882-5602	920-882-5852

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2007 FIRST QUARTER RESULTS

DILUTED EARNINGS PER SHARE UP 9 PERCENT

Highlights

•	Gross margin expands 100 basis points

•	Operating income grows 14 percent on 8 percent revenue growth

•	Fiscal 2007 revenue and earnings guidance confirmed

Greenville, WI, August 15, 2006—School Specialty, Inc. (NASDAQ: SCHS) the leading education company providing supplemental learning products to the preK-12 market, today reported record first quarter fiscal 2007 financial results. Revenues were $385.4 million, a 7.6 percent increase over the first quarter of fiscal 2006. Diluted earnings per share grew 9.0 percent to $1.57 per diluted share as compared to $1.44 per diluted share last year. Excluding the impact of stock option expensing, which was adopted at the beginning of fiscal 2007, diluted earnings per share grew 11.8 percent to $1.61.

“We are pleased with the quality of our first quarter financial results,” said David Vander Zanden, President and Chief Executive Officer of School Specialty, Inc. (the “Company”). “The strength of our proprietary product offering with valued educational content is evidenced by increasing margins and earnings expansion.”

First Quarter Financial Results

Net income expanded 6.6 percent to $36.9 million from $34.6 million the first quarter of fiscal 2006. Diluted earnings per share for the first quarter of fiscal 2007 grew 9.0 percent to $1.57 from $1.44 for the first quarter last year. Excluding the impact of option expensing in fiscal 2007, diluted earnings per share grew 11.8 percent to $1.61 per diluted share. Revenues rose 7.6 percent to $385.4 million including acquired revenues from Delta Education as compared to $358.0 million in the first quarter last year. Gross margin expanded by 100 basis points to 44.9 percent from 43.9 percent last year, driven by a continuing increase in revenues from higher margin proprietary and exclusive products. “Our Essentials segment is showing about 2 percent organic revenue growth this quarter with Specialty segment off about 3 percent, in line with our first quarter operating plan to schedule business out of our first quarter into our second quarter to lower costs of operations,” said Vander Zanden.

Operating income for the first quarter of fiscal 2007 was up 13.6 percent to $67.6 million from $59.6 million in fiscal 2006. Operating income was up 15.6 percent excluding the impact of stock option expensing of $1.2 million in the first quarter of fiscal 2007. Earnings before interest and other, taxes, depreciation and amortization grew 15.0 percent to $75.8 million from $65.9 million, or 16.9 percent growth neutralizing the impact of option expense.

On June 15, 2006 the Company announced its Board of Directors authorized the buyback of up to $50 million of its issued and outstanding common stock. During the first quarter of fiscal 2007 the Company purchased 239,200 shares for a net purchase price of $7.6 million.

School Specialty, Inc.

Add 1

Outlook

“We are pleased to confirm our guidance for fiscal 2007 revenues in the range of $1.06 billion to $1.10 billion representing internal revenue growth of zero to four percent and our guidance for diluted earnings per share of $2.00 to $2.20 excluding the impact of stock option expensing,” said Vander Zanden. “The charge for option expensing in the first quarter of fiscal 2007 was $0.04 per diluted share. We expect a charge in the range of $0.03 to $0.05 per diluted share in each of the second, third and fourth quarters of fiscal 2007,” he added. “We are entering the second quarter with about one-half of the quarter’s orders on-hand. This is about seven percent higher than last year on an organic basis.”

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2007 first quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs, and services to help educators engage and inspire students of all ages and abilities.

Through leading brands, School Specialty designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and classroom basics.

Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors, and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets,” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A. of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 29, 2006, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

-Financial Tables Follow-

School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended
	July 29, 2006	July 30, 2005
Revenues	$385,399	$358,037
Cost of revenues	212,474	200,853

Gross profit	172,925	157,184
Selling, general and administrative expenses	105,281	94,895
Costs related to the pending sale of School Specialty, Inc.	—	2,736

Operating income	67,644	59,553
Net interest expense & other	7,159	3,299

Income before provision for income taxes	60,485	56,254
Provision for income taxes	23,618	21,658

Net income	$36,867	$34,596

Weighted average shares outstanding:
Basic	22,883	22,857
Diluted	23,523	24,095

Net income per share:
Basic	$1.61	$1.51
Diluted	$1.57	$1.44

Earnings before interest, taxes, depreciation, intangible amortization and amortization of development costs (EBITDA) reconciliation:

Net income	$36,867	$34,596
Provision for income taxes	23,618	21,658
Net interest expense & other	7,159	3,299
Depreciation and amortization expense	8,184	6,358

EBITDA	$75,828	$65,911

Other expense primarily represents discount and loss expense related to securitized accounts receivable

School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	July 29, 2006	April 29, 2006	July 30, 2005
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$1,380	$2,403	$4,837
Accounts receivable	225,931	60,553	218,854
Inventories	171,941	158,892	145,284
Prepaid expenses and other current assets	35,932	49,818	26,963
Deferred taxes	6,693	7,097	9,829

Total current assets	441,877	278,763	405,767
Property and equipment, net	79,550	76,774	73,313
Goodwill and other intangible assets, net	747,026	747,241	542,173
Other	27,790	27,597	20,552

Total assets	$1,296,243	$1,130,375	$1,041,805

Liabilities and Shareholders’ Equity
Current maturities - long-term debt	$133,560	$133,578	$89,526
Accounts payable	120,048	74,919	107,545
Other current liabilities	73,107	35,499	57,401

Total current liabilities	326,715	243,996	254,472
Long-term debt	331,784	283,629	149,573
Deferred taxes and other	50,674	49,017	56,913

Total liabilities	709,173	576,642	460,958
Shareholders’ equity	587,070	553,733	580,847

Total liabilities & shareholders’ equity	$1,296,243	$1,130,375	$1,041,805

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Three Months Ended
	July 29, 2006	July 30, 2005
Cash flows from operating activities:
Net income	$36,867	$34,596
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	6,318	5,201
Amortization of development costs	1,866	1,157
Amortization of debt fees and other	247	305
Deferred taxes	2,161	(450)
Gain on disposal of property and equipment	(21)	(81)
Net borrowings under accounts receivable securitization facility	—	2,800
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(165,476)	(161,271)
Inventories	(12,836)	(7,669)
Deferred catalog costs	5,635	7,374
Prepaid expenses and other current assets	7,665	5,275
Accounts payable	45,337	50,895
Accrued liabilities	37,494	25,267

Net cash used in operating activities	(34,743)	(36,601)

Cash flows from investing activities:
Additions to property and equipment	(6,679)	(4,168)
Investment in intangible and other assets	(102)	(1,275)
Investment in development costs	(2,369)	(1,105)
Proceeds from disposal of property and equipment	604	81

Net cash used in investing activities	(8,546)	(6,467)

Cash flows from financing activities:
Proceeds from bank borrowings	317,600	112,100
Repayment of debt and capital leases	(269,483)	(68,708)
Purchase of treasury stock	(7,575)	—
Proceeds from exercise of stock options	1,724	320

Net cash provided by financing activities	42,266	43,712

Net (decrease) increase in cash and cash equivalents	(1,023)	644
Cash and cash equivalents, beginning of period	2,403	4,193

Cash and cash equivalents, end of period	$1,380	$4,837

Free cash flow reconciliation:
Net cash used in operating activities	$(34,743)	$(36,601)
Additions to property and equipment	(6,679)	(4,168)
Investment in development costs	(2,369)	(1,105)
Proceeds from disposal of property and equipment	604	81
Net borrowings under accounts receivable securitization facility	—	(2,800)

Free cash flow	$(43,187)	$(44,593)

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

1st Quarter, Fiscal 2007

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	1Q07-QTD	1Q06-QTD	Change $	Change %	1Q07-QTD	1Q06-QTD
Revenues
Specialty	$217,796	$189,742	$28,054	14.8%	56.4%	53.0%
Essentials	174,851	174,543	308	0.2%	45.5%	48.7%
Corporate	175	160	15	9.4%	0.0%	0.0%
Intercompany Eliminations	(7,423)	(6,408)	(1,015)	15.8%	-1.9%	-1.7%

Total Revenues	$385,399	$358,037	$27,362	7.6%	100.0%	100.0%

					% of Revenues
	1Q07-QTD	1Q06-QTD	Change $	Change %	1Q07-QTD	1Q06-QTD
Gross Profit
Specialty	$114,596	$96,937	$17,659	18.2%	66.2%	61.8%
Essentials	58,928	60,533	(1,605)	-2.7%	34.1%	38.5%
Corporate	175	160	15	9.4%	0.1%	0.1%
Intercompany Eliminations	(774)	(446)	(328)	73.5%	-0.4%	-0.4%

Total Gross Profit	$172,925	$157,184	$15,741	10.0%	100.0%	100.0%

Segment Gross Margin Summary-QTD

Gross Margin	1Q07-QTD	1Q06-QTD
Specialty	52.6%	51.1%
Essentials	33.7%	34.7%
Corporate	100.0%	100.0%
Intercompany Eliminations	10.4%	7.0%
Total Gross Margin	44.9%	43.9%